NEMUS BIOSCIENCE, INC.
Code of Business Conduct and Ethics1
Adopted October 31, 2014
1.	Introduction
This Code of Business Conduct and Ethics ("Code") has been adopted by the Board of Directors (the "Board") of Nemus Bioscience, Inc. (together with its subsidiaries, the "Company") and summarizes the standards that must guide our actions.  While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.
We must strive to foster a culture of honesty and accountability.  Our commitment to the highest level of ethical conduct should be reflected in all of the Company's business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government and the public, including our stockholders.  All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior.  Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.
One of our Company's most valuable assets is our reputation for integrity, professionalism and fairness.  We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.
2.	Compliance with Laws, Rules and Regulations
We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations.  No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.
If you believe that any practice raises questions as to compliance with this Code or applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact the Chief Financial Officer.  The Company also holds information and training sessions to promote compliance with the laws, rules and regulations that affect our business.
3.	Trading on Inside Information
Using non-public, Company information to trade in securities, or providing a family member, friend or any other person with a "tip", is illegal.  All such non-public information should be considered inside information and should never be used for personal gain.  You are required to familiarize yourself and comply with the Company's policy against insider trading, copies of which are distributed to all employees, officers and directors and are available from the Chief Financial Officer.  You should contact the Chief Financial Officer with any questions about your ability to buy or sell securities.

1    Item 406 o Regulation S-K requires that the Company (i) file a copy of the code as an exhibit to its annual report, (ii) posted the existing code on the Company's website and disclosed in its annual report, its website address and the fact that it has posted such code on its website or (iii) undertake in its annual report to provide to any person without charge, upon request, a copy of the code and explain the manner in which such request may be made.  The commentary to NYSE Section 303A.10 requires that the code be posted on the Company's website.  The Company's proxy statement, or if the Company does not file a proxy statement, the Company's annual report on Form 10-K, must state that the code is available on the Company website and in print to stockholders upon request.  Nasdaq Rule 5625 requires only that the code be publicly available.

4.	Protection of Confidential Proprietary Information
Confidential proprietary information generated and gathered in our business is a valuable Company asset.  Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.
Proprietary information includes all non-public information that might be useful to competitors, investors or that could be harmful to the Company, its customers or its suppliers if disclosed.  Intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, research and new project plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.
Unauthorized use or distribution of proprietary information violates Company policy and could be illegal.  Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions.  We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.
Your obligation to protect the Company's proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.
5.	Conflicts of Interest
Our employees, officers and directors have an obligation to act in the best interest of the Company.  All employees, officers and directors should avoid situations that present a potential or actual conflict between their interest and the interest of the Company.
A "conflict of interest" occurs when a person's private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates.  A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively.  Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee's, officer's or director's position in the Company.
Although it is not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may constitute a conflict of interest:
–	Working, in any capacity, for a competitor, customer or supplier while employed by the Company.
–	Accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position in the Company from a competitor, customer or supplier.
–	Competing with the Company for the purchase or sale of property, services or other interests.
–	Having an interest in a transaction involving the Company, a customer or supplier other than as an employee, officer or director of the Company (not including routine investments in publicly traded companies).
–	Receiving a loan or guarantee of an obligation as a result of your position with the Company.
–	Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve.  You should report actions that may involve a conflict of interest to the Chief Financial Officer.
In order to avoid conflicts of interests employees and officers must disclose to the Chief Financial Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Chief Financial Officer shall notify the Board of any such disclosure.  Conflicts of interests involving the Chief Financial Officer and directors shall be disclosed to the independent members of the Board (the "Independent Directors").
6.	Protection and Proper Use of Company Assets
Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director.  Loss, theft and misuse of Company assets directly impacts our profitability.  Any suspected loss, misuse or theft should be reported to a manager/supervisor or the Chief Financial Officer.
The sole purpose of the Company's equipment, vehicles and supplies is the conduct of our business.  They may only be used for Company business consistent with Company guidelines.
7.	Corporate Opportunities
Employees, officers and directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position.  No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company.  Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, officer or director takes away from the Company opportunities for sales or purchases of products, services or interests.
8.	Fair Dealing
Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices.  No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.  No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action.  The Company and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business.  However, these gifts should be given infrequently and their value should be modest.  Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.
Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees.  Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Chief Financial Officer.
Except in certain limited circumstances, the Foreign Corrupt Practices Act ("FCPA") prohibits giving anything of value directly or indirectly to any "foreign official" for the purpose of obtaining or retaining business.  When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Chief Financial Officer before taking any action.
9.	Quality of Public Disclosures
The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company's financial condition and results of operations.  Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure.
10.	Compliance with This Code and Reporting of Any Illegal or Unethical Behavior
All employees, officers and directors are expected to comply with all of the provisions of this Code.  The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office.  Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.
Situations which may involve a violation of ethics, laws or this Code may not always be clear and may require difficult judgment.  Employees should report any concerns or questions about violations of laws, rules, regulations or this Code to their managers/supervisors or the Chief Financial Officer or, in the case of accounting, internal accounting controls or auditing matters, the Independent Directors.  Interested parties may also communicate directly with the Company's non-management directors through contact information located in the Company's annual proxy statement.

Any concerns about violations of laws, rules, regulations or this Code by the CEO, any senior financial officer, any senior officer or director should be reported promptly to the Independent Directors of such violation.  If concerns or complaints require confidentiality, including keeping an identity anonymous, we will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.
The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations.  The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith.  Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code.  You are required to cooperate in internal investigations of misconduct and unethical behavior.
The Company recognizes the need for this Code to be applied equally to everyone it covers.  The Chief Financial Officer of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Independent Directors, and the Company will devote the necessary resources to enable the Chief Financial Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code.  Questions concerning this Code should be directed to the Chief Financial Officer.
11.	Waivers and Amendments
Any waivers of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be promptly disclosed to the Company's stockholders.  Any waivers of this Code for other employees may only be granted by the Chief Financial Officer or the Board.
Amendments to this Code must be approved by the Board and amendments of the provisions in this Code applicable to the CEO and the senior financial officers will also be promptly disclosed to the Company's stockholders.
12.	Equal Opportunity, Non-Discrimination and Fair Employment
The Company's policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age.  Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity.  In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated.  All employees are required to comply with the Company's policy on equal opportunity, non-discrimination and fair employment, copies of which were distributed and are available from the Chief Financial Officer.
13.	Compliance with Antitrust Laws
The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers.  Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability.  If you have any questions, consult the Chief Financial Officer.

14.	Political Contributions and Activities
Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies.  This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf.  No one may be reimbursed directly or indirectly by the Company for personal political contributions.
15.	Environment, Health and Safety
The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations.  The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business.  Achieving this goal is the responsibility of all officers, directors and employees.